Exhibit 10.1

LEASE

THIS LEASE (“Lease”), dated for reference purposes only July 1, 2015, is made by and between Century Park, a California Limited Partnership (“Landlord”) and Ritter Pharmaceuticals, Inc. (“Tenant”), upon the following terms and conditions:

1.	Premises and Basic Lease Information.

1.1           Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon the terms and conditions set forth in this Lease, those certain premises (the “Premises”) described in Article 1.1.1 below, as well as the right to use, in common with others, the Common Areas (as hereinafter defined). The Premises are situated in that certain office building (the “Building”) located at 1880 Century Park East, Los Angeles, California 90067. The land upon which the Building is located together with the Building and related facilities and appurtenances and Common Areas is herein called the “Project.” The terms and conditions of this Lease include, without limitation, the following:

1.1.1           Premises: Suite 1000 consisting of approximately 2,780 rentable square feet on the Tenth Floor (10th) of the Building and cross-hatched on Exhibit “A” hereto. The exact area of the Premises shall be determined by applying the BOMA method of measurement (ANSI Z65.1-1996) to calculate the square footage per the final space plan for the Premises. Should the square footage measured from the space plan vary from that set forth in this Article 1.1.1, Landlord shall revise the Base Rent, Security Deposit, Tenant’s Percentage and other terms in this Lease that are affected by the square footage, and Landlord and Tenant shall amend this Lease accordingly.

1.1.2           Lease Term: The term of this Lease (the “Lease Term” or “Term”) shall begin on the later of the following dates (the “Commencement Date”): (a) October 1, 2015 (the “Scheduled Commencement Date”) or, where applicable, (b) upon Substantial Completion of the Tenant Improvements, and shall expire on the last day of the month that is Sixty (60) months after the first day of the month after the Commencement Date, unless sooner terminated pursuant to this Lease.

1.1.3           Base Rent: The base rent (“Base Rent”) for the Premises shall be as follows:

Months	Rate per rentable sf	Rent per Month
1	$0.00	$0.00
2-13	$3.30	$9,174.00
14-25	$3.40	$9,449.22
26-37	$3.50	$9,732.70
38-49	$3.61	$10,024.68
50-61	$3.71	$10,325.42

1.1.4           Additional Rent: All amounts payable by Tenant under this Lease except Base Rent.

1.1.5           Base Year: 2016 is the Base Year.

1.1.6           Tenant’s Percentage Share: 0.89% “Tenant’s Percentage Share” shall be a fraction, the numerator of which shall be the rentable square footage of the Premises and the denominator of which shall be 311,400 which is the approximate rentable square feet for the Building.

1.1.7           Security Deposit: $10,325.42 shall be Tenant’s Security Deposit, pursuant to Article 5 below.

1.1.8           Permitted Use: General offices and uses related thereto that do not conflict with the Building’s certificate of occupancy, that comply with all applicable codes and statutes, and that are uses commonly found in similar first class office buildings in the Project vicinity which, for purposes of this Lease, shall mean Century City.

1.1.9           Address For Notices:

Tenant (prior to Commencement Date)	Tenant (after Commencement Date)

Ritter Pharmaceuticals, Inc.	Ritter Pharmaceuticals, Inc.
1801 Century Park East, Suite #1820	1880 Century Park East, Suite #1000
Los Angeles, CA 90067	Los Angeles, CA 90067
Contact: Andrew J. Ritter	Contact: Andrew J. Ritter
Phone: 310.203.1000	Phone: 310.203.1000

Landlord Century Park, a California Limited Partnership, c/o Held Properties, Inc., 1880 Century Park East, Suite 500, Los Angeles, CA 90067. See also Article 25 of this Lease.

1.1.10         Parking Rights: Tenant shall have the right to eight (8) automobile spaces at the Building’s prevailing parking rates. Of the eight, one (1) may be reserved on any level, one (1) may be reserved on either P-2 or P-3 level and one (1) may be VIP Valet. See also Article 31 herein.

1.1.11         Guarantor(s): None (See Addendum)

1.1.12         Broker: Both Tenant and Landlord are represented by Held Properties, Inc.

1.2          Common Areas. The term “Common Area(s)” as used in this Lease shall mean all areas and facilities in the Project which are provided and designated from time to time by Landlord for the general use and convenience of Tenant and other tenants of the Project and their respective employees and invitees. Common Areas include, without limitation, the lobby areas, walkways, parking facilities, landscaped areas, sidewalks, corridors, washrooms (if not part of the Premises), stairways, elevators, exterior walls at the window lines, common telephone and electrical closets, loading docks, plazas, service areas, and all other areas of the Project intended for common use. [Floors wholly occupied by Tenant or any other tenant shall not have any facilities which shall be used in common with other tenants, except for elevators, fire stairs, shafts, utility and service closets, and similar installations.] Tenant, its employees and invitees shall have a nonexclusive right to use the Common Areas, subject to Landlord’s rights and duties as set forth in this Lease. So long as Tenant’s access to the Premises or ability to conduct business therefrom is not materially impaired and provided that Landlord uses reasonable effort (including performing such work after normal business hours, if reasonably required) to minimize any interference with Tenant’s use and access of the Premises during normal business hours, Landlord shall have the right to do the following without Tenant’s consent and without liability to Tenant:

1.2.1           Establish and enforce in a nondiscriminatory, consistently applied manner, reasonable rules and regulations concerning the maintenance, management, use and operation of the Common Areas;

1.2.2           Temporarily close any Common Area for maintenance, repair, alterations or improvements;

1.2.3           Select, appoint and/or contract with any person or entity for the purpose of operating and maintaining the Common Areas; and

1.2.4           Change the size, use, shape or nature of the Common Area provided that doing so does not materially affect the existing ingress and egress to the Building, or change the character of the Building to less than a first class office building.

2.	Commencement Date; Early Entry; Holding Over.

2.1           This Lease shall not be void or voidable, nor shall Landlord be subject to any liability if Landlord is unable to deliver the Premises to Tenant on the Commencement Date for any reason. If this Lease is not a renewal or extension of a prior lease and if there is a Construction Agreement attached to this Lease, then, except for Tenant Delays, as defined in said Construction Agreement, payment of rent shall not commence until the Premises are available for occupancy by Tenant with all work to be performed pursuant to the Construction Agreement substantially completed.

2.2           If Section 1.1.2 of this Lease does not provide for a fixed Commencement Date, then within thirty (30) business days after Tenant’s occupancy of the Premises, or as soon thereafter as possible, Landlord and Tenant shall execute a written statement setting forth the Commencement Date, and the date of expiration of this Lease and Tenant’s confirmation that it has accepted the Premises as being in the condition required under the Construction Agreement; provided, however, the enforceability of this Lease shall not be affected should either party fail or refuse to execute such statement. If Tenant fails to execute and return or object to any such written statement within ten (10) days of its delivery from Landlord to Tenant, Tenant shall be deemed to have acknowledged and confirmed the information contained in said statement.

2.3           Provided that Tenant or Tenant’s agents do not interfere with or delay the Substantial Completion of Landlord’s Work in the Premises, or otherwise cause additional cost or expense to Landlord, Tenant and Tenant’s agents shall be permitted to enter the Premises up to fourteen (14) days prior to the Commencement Date for the purpose of installing telephones, cabling, fixtures and equipment. Such early entry shall be subject to all reasonable rules imposed by Landlord or Landlord’s contractor and all of the provisions of this Lease including, without limitation, Tenant’s insurance obligations under Section 12 of this Lease, except that Tenant shall not be required to pay Rent during such period of early entry. Tenant shall not have the right to use the Premises for the conduct of its business prior to the Commencement Date without Landlord’s prior written consent.

2.4           Should Tenant (or any subtenant, assignee or other party occupying the Premises by, through, under, or with the permission of Tenant), without Landlord’s written consent, hold over after termination of this Lease, Tenant shall, at Landlord’s option, become either a tenant at sufferance or a month-to-month tenant upon each and all of the terms herein provided as may be applicable to such a tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance, monthly, Basic Rental at a rate equal to one hundred fifty percent (150%) times the rate in effect for the last month of the Term of this Lease, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant’s Proportionate Share of any increase in Direct Costs. Nothing contained in this Section 2.4 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. If Tenant fails to surrender the Premises after the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from and against all costs, loss, expense or liability_~~, including w~~i~~thout limitation, cla~~i~~ms made by any succ~~ee~~ding t~~e~~nant~~ and real estate brokers claims and attorney’s fees and costs, unless it is a claim made bv any succeeding tenant.

3.	Base Rent; Adjustments; General Rent Provisions.

3.1           Tenant shall pay to Landlord as Base Rent for the Premises, without prior notice or demand, the amount specified in Article 1.1.3, in advance, on or before the first day of each and every calendar month during the Lease Term. All payments received by Landlord from Tenant shall be applied to the oldest payment obligation owed by Tenant to Landlord.

3.2           For any period during the Lease Term which is less than one (1) month, Base Rent, Additional Rent (defined in Article 4.1), and any other sums which are payable by Tenant under this Lease (all of which shall be deemed “Rent”) shall be prorated based upon a thirty (30) day month.

3.3           Rent under this Lease shall be paid to Landlord, without deduction, offset or abatement (except as otherwise may be specifically set forth in this Lease) at Landlord’s address specified in Article 1.1.9 above. Landlord shall have the right to accept all payments of Rent and other payments, whether full or partial, and to negotiate checks in payment thereof without any waiver of its rights, unless there has been a mutually agreed upon accord and satisfaction, irrespective of any conditions to the contrary sought to be imposed by Tenant. Rent paid by check shall not be deemed paid to Landlord until funds clear and the check is honored. If any check, draft or similar instrument is not paid by the bank or other financial institution on which it is drawn, Landlord shall have the right to require Tenant to make future payments by certified funds.

4.	Additional Rent.

4.1           Computation of Additional Rent. In December of each year of the Lease Term, or as soon thereafter as reasonably practical, Landlord shall provide Tenant with its good faith written estimate of the amount, if any, by which the Tax Costs (as defined in Article 4.3 below) and/or the Operating Costs (as defined in Article 4.4 below) for the coming calendar year are projected to exceed those of the Base Year (collectively, the “Estimated Pass-through Costs”). On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord as Additional Rent, in addition to and at the time provided for payment of Base Rent, one-twelfth (1/12th) of the amount computed by multiplying Tenant’s Percentage Share by the amount of the Estimated Pass-through Costs for Taxes and Operating Costs. In the event that Landlord does not provide Tenant with such written estimate in December, Tenant shall continue to make monthly payments of Additional Rent on the basis of the prior year’s Estimated Pass-through Costs until the first day of the month after Landlord provides such written estimate to Tenant, at which time Tenant shall commence making monthly Additional Rent payments based upon the revised Estimated Pass-through Costs, and additionally Tenant shall pay to Landlord a one-time retroactive sum for each month that has elapsed since December the amount by which the Additional Rent payable pursuant to the revised Estimated Pass-through Costs exceeds the amount Tenant paid based on the prior year’s Estimated Pass-through Costs. Under no circumstances shall the provisions of this Article 4 cause the Base Rent to be reduced. Neither Landlord’s failure to deliver, nor the late delivery of such statement or statements shall constitute a default by Landlord hereunder, nor a waiver of Landlord’s right to receive any Additional Rent or to later collect Additional Rent accrued as provided above. The Tax Costs and Operating Costs for the Base Year shall be deemed to constitute Landlord’s agreed contribution to Operating Costs and Tax Costs and is neither a representation nor a warranty that such Base Year costs will reflect actual Operating Costs or Tax Costs for any succeeding year. If, during any calendar year including the Base Year, the Building is less than ninety-five percent (95%) occupied, then for the purpose of computing Additional Rent due hereunder, the variable components of the Operating Costs and Tax Costs actually incurred during such calendar year shall be increased to approximate the amounts which would have been payable if the Building had been ninety-five percent (95%) occupied.

4.2           Reconciliation of Estimated Pass-through Costs to Actual. By July 1st of each year after the Base Year or as soon thereafter as practical, Landlord shall furnish to Tenant a written statement of reconciliation (the “Reconciliation”), showing Landlord’s actual Operating Costs and Taxes for the preceding calendar year, together with a statement of adjustments necessary to reconcile any sums paid by Tenant hereunder during such calendar year pursuant to Article 4.1 with those sums actually payable and due hereunder for such calendar year. Any reference to Landlord’s “actual” Operating Costs or Tax Costs in this Article 4 shall be deemed to include an allowance for adjustment to reflect the level of occupancy of the Building to the extent provided above. If the Reconciliation shows that Tenant owes additional sums hereunder, Tenant shall pay such sums to Landlord within thirty (30) days after receipt of the Reconciliation. If the Reconciliation shows that Tenant overpaid Additional Rent, such overpayment shall be refunded or credited to Tenant within thirty (30) days after Tenant’s receipt of the Reconciliation. Landlord’s obligation to reconcile, Tenant’s obligation to pay, and Landlord’s obligation to credit or refund shall survive the expiration or sooner termination of the Lease. Landlord’s failure to deliver the Reconciliation to Tenant as provided herein shall not constitute a default by Landlord nor waive Landlord’s right to collect all Additional Rent and other sums due hereunder, nor shall it waive Tenant’s right to receive any refund or credit due hereunder.  Where only a portion of a calendar year falls within the Lease Term, Landlord shall reasonably prorate the estimated (or actual) Operating Costs and/or Tax Costs for such calendar year.

4.3           Tax Costs. “Tax Costs” shall mean the sum of the following: any and all real property taxes, assessments (including, but not limited to, general and special assessments and possessory interests), charges, surcharges, license and other fees, levies, cost of improvement bonds and any and all other taxes (other than net income, franchise, inheritance and estate or gift taxes of Landlord) on or relating to all or a portion of the Project including any legal or equitable interest of Landlord therein, that may be imposed, levied, assessed or charged for any reason by any authority having the direct or indirect power to tax including, but not limited to, the United States or the state, county or city in which the Project is located, or any other local governmental authority, agency, district or political subdivision thereof, together with personal property taxes, assessments, fees and charges (other than those paid by Tenant pursuant to Article 26 below) and fees of tax consultants and attorneys retained to seek a reduction, to contest or to act in some other manner in connection with any of the foregoing Tax Costs, together with any tax, assessment or other amounts (including, without limitation, commercial rental taxes) imposed, levied or charged as a substitute for or a supplement to the foregoing. Tax Costs shall include increases caused by increases in tax rates as well as increases caused by additional or increased assessed values for any reason including changes in ownership of the Building or the Project.

4.4           Operating Costs.

4.4.1           Definition of Operating Costs. “Operating Costs” shall mean the sum of any and all costs, expenses and disbursements of any kind paid or incurred by Landlord in connection with the ownership, management, operation, security, maintenance, and repair of the Project, including, but not be limited to, salaries, wages, benefits and related costs for employees; management fees, either as charged to Landlord by outside management companies or not exceeding the amount typically charged by outside management companies if Landlord or Landlord’s affiliate manages the Project; charges for utilities and services provided to all tenants in accordance with Article 13.1 herein, including but not limited to janitorial services, window cleaning, elevator services, HVAC services, security services (including any taxes thereon); the cost of insurance; outside accounting and legal fees; office supplies; building cleaning supplies and materials; garbage and waste collection; the cost of performing Required Alterations (defined below) and a reasonable allowance for depreciation (or amortization) with respect to machinery and equipment and other capital expenditures and improvements; provided, however, that the only depreciation (or amortization and expenditures) includable in Operating Costs shall be a reasonable allowance for depreciation (or amortization) over the useful life of the improvements, as determined by Landlord’s accountants to conform with applicable tax laws.

4.4.2           Definition of Required Alterations. “Required Alterations” are any changes, alterations or improvements to the Project (excluding those attributable exclusively to Tenant’s specific use and occupancy of the Premises, which alterations shall be Tenant’s sole responsibility), including, but not limited to, the installation or modification of electrical, mechanical, water sprinkler, or other energy or life safety systems or components, required by any rule, regulation or law which is enacted after the Commencement Date. The capital costs relating to such Required Alterations, including all related financing costs, shall be amortized over the useful life of the Required Alterations, as determined by Landlord’s accountants to conform with applicable tax laws.

4.5           Audit. If Tenant disputes the amount of any Additional Rent due under Article 4 as set forth on a Reconciliation, Tenant shall have the right, within ninety (90) days of receipt of the Reconciliation and at a mutually convenient time, to inspect Landlord’s accounting records relating to Operating Costs and Tax Costs at Landlord’s accounting office during its normal business hours and, if after such inspection Tenant still disputes the amount of Additional Rent owed, Tenant may retain a mutually-acceptable national or regionally-recognized independent certified public accounting firm to certify to the parties its determination of the proper amount of Operating Costs and Tax Costs payable by Tenant. After such determination has been made, and if a dispute continues to exist between Tenant and Landlord, an independent accountant mutually-agreed upon by both Landlord and Tenant may be retained to determine the amount of any Additional Rent due. If the certification discloses that the Operating Costs and Tax Costs charged to Tenant exceed the audited operating costs by more than five percent (5%), the cost of such certification shall be borne by Landlord. Otherwise, the cost of the certification shall be borne by Tenant. No accountant or other firm or individual designated under this Section 4.5 may be compensated on a contingent basis. Tenant’s failure to object to any Reconciliation within ninety (90) days of its delivery to Tenant shall constitute Tenant’s agreement with same.

5.            Security Deposit. Concurrently with Tenant’s execution of the Lease hereof, Tenant shall pay to Landlord a security deposit in the amount specified in Article 1.1.7 to secure the performance and observance of all obligations and covenants hereunder. Landlord may apply such deposit to remedy any failure by Tenant to perform or observe any of its obligations and covenants hereunder or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If Landlord applies all or any portion of such security deposit pursuant to the foregoing, Tenant shall immediately upon receipt of notice thereof replenish such security deposit in full. Provided that Tenant complies with and performs all of its obligations under this Lease, Landlord shall return any unapplied portion of such security deposit to Tenant not later than thirty (30) days after the expiration or sooner termination of this Lease. Landlord shall not be required to keep such security deposit separate from its general funds and Tenant shall not be entitled to any interest on such security deposit.

6.	Restrictions on Use; Compliance with Laws.

6.1           Tenant shall use and occupy the Premises only for the specific uses, and those related thereto, specified in Article 1.1.8 above, and for no other purpose whatsoever. Tenant shall use and occupy the Premises in accordance with Article 36, Rules and Regulations. In addition to the rules and regulations in Article 36, Tenant shall not: (a) do or permit anything to be done in or about the Premises which will in any way obstruct or materially interfere with the rights of other tenants or occupants of the Building or injure or annoy them; (b) use or allow the Premises to be used for any unlawful purpose; (c) cause or maintain or permit any nuisance in or about the Premises; (d) cause or permit any hazardous or toxic waste, substance or material, other than generally used office materials, to be brought to the Premises or used, handled, stored or disposed of in or about the Premises; (e) conduct business or other activity in or about the Premises that places an unreasonable or excessive burden upon the public and Common Areas or the utility systems of the Project; or (f) commit or suffer the commission of any waste in or about the Premises.

6.2           Tenant shall not place a load upon any floor that exceeds 70 pounds per square foot, without Landlord’s prior written approval. Tenant shall not install any equipment, apparatus or device in the Premises which causes vibrations or excessive noise.

6.3           Tenant shall not use the Premises or permit anything to be done in or about the Premises which in any way conflicts with any law, statute, ordinance or governmental rule, requirement or regulation now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). Tenant shall, at its sole cost and expense, promptly comply with all Applicable Laws, and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the use or occupancy of the Premises. Tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything therein which will in any way increase the rate of any insurance upon the Building or any of its contents, or cause cancellation of said insurance or otherwise affect said insurance in any manner. Tenant shall be responsible for any increase in cost of Landlord’s insurance caused by or resulting from Tenant’s breach of the obligations contained herein.

6.4           Pursuant to Article 6.1(d) above, other than commonly used business office supplies used in accordance with all laws and regulations, Tenant shall not permit nor use, generate, store, transport or dispense on the Premises any Hazardous Materials (defined below) without the prior written consent of Landlord which consent may be withheld in Landlord’s sole and absolute discretion. Any such Landlord consent shall be conditioned upon (a) Tenant’s separate written agreement to handle, store, use and dispose of such materials in accordance with all Applicable Laws, and (b) Tenant’s separate written agreement to indemnify and hold Landlord harmless from any and all liability including consequential damages directly or indirectly arising out of Tenant’s storage, use, or disposal of such materials, including without limitation the cost of any required or necessary repair, clean up or detoxification as a result thereof. Tenant’s failure to provide a separate written agreement to handle, store, use and dispose and to indemnify Landlord shall not abrogate or eliminate Tenant’s obligations hereunder.

6.5           As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Project is located or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance that is (i) defined as a “Hazardous Substance” under appropriate state law provisions, (ii) petroleum, (iii) asbestos, (iv) designated as a “Hazardous Substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. section 1321), (v) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq., (vi) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601 et seq., or (vii) defined as a “Regulated Substance” pursuant to Subchapter IX, Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42, U.S.C. sections 6991 et seq.

6.6           Excluding any preexisting asbestos and asbestos containing materials (“ACMs”) in the Building, Tenant shall, at Tenant’s sole expense and with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and Landlord’s shareholders, directors, officers, employees, partners, affiliates, and agents (“Landlord Indemnitees”) with respect to all losses arising out of or resulting from the release of any Hazardous Material in or about the Premises or the Project, or the violation of any Applicable Environmental Law, by Tenant or Tenant’s agents, contractors or invitees (other than Landlord and Landlord Indemnitees) pursuant to Article 6.4(b) above. This indemnification includes all losses including, without limitation, diminution of value, liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential damages, and punitive damages and costs (including attorney, consultant and expert fees and expenses)) resulting from the release of any Hazardous Substances or violation of any Applicable Environmental Law. This indemnification shall survive the expiration or sooner termination of the Lease.

6.7           TENANT ACKNOWLEDGES THAT LANDLORD HAS ADVISED TENANT THAT THE BUILDING CONTAINS, OR, BECAUSE OF ITS AGE, IS LIKELY TO CONTAIN ASBESTOS-CONTAINING MATERIALS (“ACMS”). CONSTRUCTION AND MAINTENANCE MATERIALS CONTAIN PROPOSITION 65-LISTED CHEMICALS, SUCH AS ROOFING MATERIALS MANUFACTURED WITH VINYL CHLORIDE MONOMER, BENZENE AND CERAMIC FIBERS, WHICH ARE KNOWN TO CAUSE CANCER, OR BIRTH DEFECTS OR OTHER REPRODUCTIVE HARM. CONSTRUCTION MATERIALS USED IN WALLS, FLOORS, CEILINGS AND OUTSIDE CLADDING CONTAIN CHEMICALS, SUCH AS FORMALDEHYDE RESIN, ASBESTOS, ARSENIC, CADMIUM AND CREOSOTE, WHICH ARE RELEASED AS GASES OR VAPORS DURING NORMAL DEGRADATION OR DETERIORATION, AND AS DUST OR PARTICULATE WHEN DISTURBED DURING REPAIRS, MAINTENANCE OR RENOVATION, ALL OF WHICH CAN LEAD TO EXPOSURES.

7.	Improvements and Alterations.

7.1           Alterations, Additions or Improvements. Without the prior written consent of Landlord, Tenant shall not make nor cause to be made alterations, additions, or improvements (collectively, “Alterations”) in, on or to any part of the Premises or the Project, except to install freestanding furniture, where such freestanding furniture does not place a load on the floor that exceeds 70 pounds per square foot. Any Alterations to the Premises desired by Tenant shall be made in accordance with plans and specifications approved in advance in writing by Landlord, in accordance with all Applicable Laws and pursuant to any applicable governmental permits. Landlord’s approval of Tenant’s plans and specifications shall not constitute Landlord’s representation or warranty as to the adequacy of the plans and specifications or their compliance with Applicable Laws. Landlord shall have the absolute right to withhold its consent to any proposed Alterations which (i) would adversely affect the Building’s heating, ventilation and air conditioning, sanitary, electrical, life safety or other Building systems, (ii) would affect the structure of the Building, (iii) would be visible from outside of the Premises, (iv) would materially interfere with or disrupt other tenants in the Building or any work then being carried out therein by Landlord or its contractors.

7.2           Contractors for Improvements. All Alterations to the Premises desired by Tenant, other than any specified in the Approved Plans as defined in Exhibit B, if any, shall be made by Landlord or contractors selected by Landlord for Tenant’s account.

7.3           Landlord’s Consent to Improvements. Landlord may impose as a condition to its consent to Alterations desired by Tenant such requirements as Landlord may reasonably deem necessary including, without limitation, requirements relating to the manner in which the work is done and the times during which the work is to be accomplished or an additional security deposit to cover the potential damage caused by removing such improvements at the expiration or sooner termination of the Lease. Landlord shall also have the right to require Tenant to obtain a completion bond for any Alterations to be made by Tenant. At Landlord’s request, but at Tenant’s sole cost and expense, at the expiration or sooner termination of this Lease, Tenant shall have Landlord’s contractor remove any and all Alterations in the Premises caused to be installed by Tenant other than the initial Tenant Improvements described in Article 7.4 below except that Landlord may require that Tenant remove any voice or data wiring and cabling whether installed by Tenant or by Landlord for Tenant. Landlord’s contractor at Tenant’s sole cost and expense shall repair any damage done to the Premises in connection with such removal.

7.4           Initial Tenant Improvements. If this Lease is not a renewal or extension of a prior lease, then Landlord shall construct or have Landlord’s contractor construct the initial improvements in the Premises (the “Tenant Improvements”), if any, pursuant to Exhibit B, if any. Tenant may install certain movable personal property (e.g., file systems, furniture) in the Premises, which Tenant shall remove upon the expiration or earlier termination of the Lease.

7.5           Standard for Improvements. All Alterations to the Premises shall be manufactured and installed in a good, workmanlike, diligent, prompt and expeditious manner in compliance with all Building specifications and Applicable Laws.

8.	Repairs and Maintenance.

8.1           The Premises at Tenant’s move-in will be in good operating condition, free of debris and structurally sound in accordance with industry standards in the Project area. By taking possession of the Premises, Tenant shall be deemed to have conclusively agreed to accept the Premises as being in good order, condition and repair, subject to “punchlist” items of which Tenant notifies Landlord within ten (10) days of taking occupancy and latent defects. Except as required by Article 20 below and ordinary wear and tear, Tenant shall, at all times during the Lease Term and at Tenant’s sole cost and expense, keep the Premises and every part thereof in good condition, order and repair except repairs resulting from the negligence or willful misconduct of Landlord or Landlord’s representatives, employees or other agents (collectively, “Landlord’s Agents”). Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, or maintain any nonstandard items installed in the Premises by or at the request of Tenant, except as specified in Articles 13 and 20 below or in Exhibit B, if any. No representations relating to the condition of the Premises, the Building or the Project have been made by Landlord or Landlord’s Agents to Tenant, except as may be specifically set forth in this Lease.

8.2           Subject to the provisions of Article 8.1 above and Article 20 below, Landlord shall maintain the Common Areas, the foundation and structural portions of the Building, and the plumbing, heating, ventilation and air conditioning (“HVAC”), fire, life, safety, mechanical and electrical systems outside of the Premises providing the services and utilities to be furnished by Landlord pursuant to Article 13.1 below, in good order and condition; provided, however if any maintenance and repairs are caused by the act, neglect, fault, or omission of any duty by Tenant or Tenant’s agents, servants, employees, or invitees (collectively, “Tenant’s Agents”), Tenant shall pay to Landlord the reasonable cost of such maintenance and repairs. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure persists for an unreasonable time after Tenant gives written notice to Landlord of the need for such repairs or maintenance. Notwithstanding anything in this Lease to the contrary, in the event of an interruption in essential services to the Premises (defined for these purposes as the failure to provide HVAC service, electrical service, elevator service, water or restroom facilities) or Tenant’s access to Premises is materially impaired, and such interruption or impairment is caused by Landlord’s or Landlord’s Agent’s negligent or willful misconduct and continues for a period of five (5) consecutive business days or twenty (20) days in any one calendar year, Tenant shall be entitled to an abatement of Rent for the period that such services are not provided where such interruption or impairment materially interferes with the normal business conduct of Tenant in the Premises and Tenant is unable to and does not use the Premises. If any such interruption occurs during a period when Tenant is not otherwise required to pay Rent, Tenant’s free rent period shall be extended for the number of days that the services were not provided. Tenant waives the right to make repairs at Landlord’s expense or terminate this Lease under any law, statute or ordinance now or hereafter in effect.

9.             Liens. Tenant shall keep the Project free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. If within ten (10) days following written notice to Tenant of the imposition of any such lien, Tenant does not cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and at law or in equity, the right to cause the lien to be released by such means as it deems proper including, but not limited to, payment of the claim giving rise to such lien without inquiry into the validity of such lien. All such sums paid by Landlord and all expenses incurred in connection therewith shall be considered Additional Rent and shall be payable to Landlord by Tenant immediately after receipt of notice from Landlord, with interest at the Interest Rate (as defined in Article 27 below). Landlord shall have the right at all times to post and keep posted on the Premises, any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Project and by other parties having an interest therein from mechanic’s and materialmen’s liens. Tenant shall give Landlord at least fifteen (15) business days prior written notice of commencement of any work on the Premises.

10.	Assignment and Subletting.

10.1         Tenant shall not have the right to assign the Lease, or sublease all or any portion of the Premises (a “Transfer”) without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Any Transfer without Landlord’s prior written consent shall be voidable, and, in Landlord sole election, shall constitute a material default under this Lease. In no event shall Tenant pledge or otherwise hypothecate this Lease or its interest in this Lease.

10.2         Landlord and Tenant agree that, in addition to such other reasonable grounds Landlord may assert for withholding its consent, it shall be reasonable to withhold its consent to any proposed Transfer where any one or more the following conditions exist:

(a)          The proposed assignee or sublessee (a “Transferee”) is, in Landlord’s judgment of a character or reputation that is not consistent with those businesses customarily found in a Class A office building in Century City.

(b)          The proposed Transferee is engaged in a business or intends to use all or any portion of the Premises for purposes that are not consistent with those generally found in the Building or other Class A buildings in Century City or which is materially different from Tenant’s use of the Premises.

(c)          The proposed Transferee is not a party of sufficient financial worth or financial stability in light of the responsibilities involved under the sublease, if a sublessee, or the Lease, if an assignee, on the date consent is requested, or has demonstrated a prior history of credit instability or credit unworthiness.

(d)          The proposed Transfer will result in more than a reasonable and safe number of occupants within the Premises.

(e)          The proposed Transferee’s proposed use of the Premises may be detrimental to the business of one or more other tenants of the Building or will cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give another occupant of the Building a right to cancel its lease.

(f)          The proposed Transfer would cause a breach by Landlord of any loan obligation or agreement, any covenants, conditions, restrictions and lease obligations of record, or any insurance policy. (Upon Tenant’s request, Landlord shall provide Tenant with a list of any existing rights in favor of any other tenant in the Building.)

(g)          The proposed Transferee is an existing tenant in the Building and Landlord has sufficient space available in the Building to accommodate such tenant.

(h)          The proposed Transferee is a party with whom Landlord is then negotiating for space in the Building or with whom Landlord has negotiated for space in the Building within the prior six (6) months.

10.3         If at any time during the Term, Tenant wishes to Transfer this Lease or any interest therein, then Tenant shall give Landlord not less than thirty (30) days’ prior written notice of its intention to transfer this Lease (“Transfer Notice”). Tenant shall submit the following information on Landlord-approved forms with the Transfer notice and with a written request for Landlord’s consent to any Transfer:

(i)          All Transfer agreements and related documents;

(ii)         Business and personal credit applications completed on Landlord’s standard application forms, and information (including references and such financial documentation as Landlord shall reasonably prescribe) concerning the character and financial condition of the proposed Transferee, including but not limited to financial statements or other financial information, certified by a certified public accountant, sufficient to enable Landlord to make an informed judgment as to the financial capabilities of the proposed Transferee, and

(iii)        Such other information, related to the proposed Transfer and the parties involved therein as Landlord reasonably requests in writing.

Tenant shall also deliver to Landlord with any request for a Transfer the fee required by Landlord (not to exceed the sum of $2,000) to defray Landlord’s legal fees and administrative costs of reviewing Tenant’s request.

10.4         Landlord’s Consent.

10.4.1     Landlord shall have thirty (30) days after Tenant’s Transfer Notice is received, together with the information required pursuant to Section 10.5 above and such other information as may reasonably be requested by Landlord, to advise Tenant of Landlord’s (i) termination of this Lease as provided in Section 10.4.2 below, (ii) consent to such proposed Transfer or (iii) withholding of consent to such proposed Transfer.

10.4.2     If Tenant proposes to assign this Lease or sublet all or substantially all of the Premises, Landlord shall have the right, in its sole and absolute discretion, to terminate this Lease. If Landlord elects to terminate this Lease, this Lease shall terminate as of the effective date of the proposed Transfer as set forth in Tenant’s notice, and Landlord shall have the right (but no obligation) to enter into a direct lease with the proposed Transferee.

10.4.3   Tenant acknowledges that if Landlord consents to a Transfer, Landlord’s consent shall be based upon the criteria listed in Sections 10.4.3 (a) through (d) below, and subject to Landlord’s right to unilaterally disapprove of any proposed Transfer, based on the existence of any condition contained herein. If Landlord provides its consent within the time period specified, Tenant shall be free to complete the Transfer to the Transferee contained in Tenant’s notice, subject to the following conditions:

(a)          The Transfer shall be on the same terms as were set forth in the notice given to Landlord;

(b)          The Transfer shall be documented in a written format that is reasonably acceptable to Landlord, which form shall specifically include the Transferee’s acknowledgement and acceptance of Tenant’s obligations contained in this Lease, insofar as applicable;

(c)          The Transfer shall not be valid, nor shall the Transferee take possession of the Premises, or subleased portion thereof, until an executed duplicate original of such Transfer has been delivered to Landlord; and

(d)          The Transferee shall have no further right to assign this Lease and/or sublease the Premises.

10.4.4     If Landlord consents to a proposed sublease: (a) each subtenant shall agree that if Landlord gives such subtenant notice that Tenant is in default under this Lease, such subtenant shall thereafter make all sublease or other payments directly to Landlord, which sublease payments will be received by Landlord without any liability to honor the sublease (except to credit such payments against sums due under the Lease) and, (b) each subtenant shall agree that, upon Landlord’s request, it will attorn to Landlord or its successors and assigns should the Lease be terminated for any reason, voluntarily, or otherwise, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment.

10.4.5     If Tenant contends that Landlord has acted unreasonably in withholding its consent to a proposed Transfer, Tenant’s sole remedy shall be an action for declaratory relief and in no event shall Landlord be liable for monetary damages nor shall Tenant have the right to terminate this Lease as a result of Landlord’s withholding of consent to a proposed Transfer.

10.5         The parties acknowledge that Landlord’s economic stake in the Project is significantly greater than Tenant’s economic stake in this Lease. Accordingly, the parties have expressly bargained for the following allocation of any consideration to be derived by Tenant from any Transfer of this Lease. Tenant shall be required to pay Landlord fifty percent (50%) of any rent, key money, transfer consideration, or other premiums of any kind or nature in connection with the Transfer in excess of the Base Rent payable by Tenant under this Lease on a per rentable square foot basis net of Tenant’s reasonable out of pocket costs incurred (including broker fees) to facilitate the transfer (the “Transfer Premium”). Such payments shall be paid in the same manner and at the same time as Tenant receives such Transfer Premium, whether such Transfer Premium is in the form of an increased rental, a lump sum payment or any other form of consideration. If such Transfer pertains to a portion of the Premises only, any Transfer Premium shall be computed on the assumption that Tenant’s Rent and other sums due hereunder are allocable on a pro rata per square foot basis.

10.6         The provisions of this Article 10 shall apply regardless of whether or not the Transfer is made in compliance with the provisions of this Lease. Any payments made to Landlord pursuant to this Article 10 shall not cure any default under this Lease arising from such Transfer. Tenant shall not artificially structure any Transfer or take any other steps to circumvent or to reduce the amount payable to Landlord under this Article 10. If Tenant does so, then the amount payable to Landlord under this Article 10 shall be the amount that would have been payable to Landlord had the Tenant not artificially structured the Transfer or otherwise tried to circumvent this Article 10.

10.7         No Transfer shall release Tenant from any of its obligations under this Lease. Landlord’s consent to any one Transfer shall apply only to the specific transaction thereby authorized and such consent shall not waive the duty of Tenant or any Transferee to obtain Landlord’s consent to any other or subsequent Transfer, or modify or limit Landlord’s rights hereunder in any way. Landlord’s acceptance of Rent directly from any Transferee shall not be construed as Landlord’s consent thereto nor Landlord’s agreement to accept the attornment of any subtenant in the event of any termination of this Lease. In no event shall

Landlord’s enforcement of any provision of this Lease against a Transferee be deemed a waiver of Landlord’s right to enforce any Lease provision against Tenant or any other person.

10.8         If Tenant is a corporation, an unincorporated association or a partnership (including, without limitation, a limited liability company (“LLC”) or a limited liability partnership (“LLP”)), any cumulative transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership greater than thirty percent (30%) thereof, or any cumulative transfer, assignment or hypothecation (other than in the ordinary course of business) of any asset of such corporation, association, partnership, LLC or LLP greater than thirty percent (30%) thereof (“Change in Control”), shall be deemed an assignment within the meaning and provisions of this Article 10. The foregoing shall not apply to corporations where thirty percent (30%) or more of the stock is traded through a regional, national or over-the-counter exchange. Provided that the Transferee’s use is permitted under the Lease and provided that Tenant notifies Landlord of its intention at least thirty (30) days prior to such Transfer, then notwithstanding anything in this Lease to the contrary, Tenant shall have the right, without obtaining Landlord’s consent or paying any Transfer Premium, to do the following: (a) assign this Lease or sublet all or any part of the Premises to a parent, wholly-owned subsidiary or affiliate of Tenant; (b) transfer a majority or controlling interest in the Tenant to an entity with a tangible net worth greater than or equal to that of Tenant either on the date of Transfer of the date of execution of this Lease, whichever is higher; or (c) assign this Lease or sublet all or any part of the Premises to an entity into which Tenant is merged or by which it has been acquired provided the Transferee has a tangible net worth greater than or equal to that of Tenant either on the date of Transfer or the date of execution of this Lease, whichever is higher.

10.9         Notwithstanding any of the foregoing provisions, covenants and conditions to the contrary, in the event that this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), any and all moneys or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of the Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all moneys or other consideration constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust by the bankruptcy trustee in possession or debtor in possession for the benefit of the Landlord and shall promptly be paid to or turned over to Landlord. If Tenant proposes to assign this Lease pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment setting forth (a) the name and address of such person, (b) all of the terms and conditions of such offer, (c) the adequate assurance provided by Tenant to assure such person’s future performance under the Lease including, without limitation, the assurance referred to in Section 365 of the Bankruptcy Code, or any such successor or substitute legislation or rule thereto, shall be given to Landlord by Tenant no later than twenty (20) days after receipt of such bona fide offer by Tenant. Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption. Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions, attorneys’ fees, tenant improvement costs or other charges which may be payable out of the consideration to be paid by such person for the assignment of this Lease. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption. Subject to this Article 10 and Article 20 below, the Lease provisions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10.10         Any Transfer that does not comply with provisions of this Article 10 shall be voidable at Landlord’s sole election.

11.	Waiver; Indemnity.

11.1         Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to personal property of Tenant, or injury to persons in or about the Premises. Notwithstanding any contrary provision herein, and except to the extent arising from the negligence or willful misconduct of Landlord, or Landlord’s Agents, Landlord shall not be liable and Tenant hereby waives all claims against Landlord for any injury or damage to any person or property or any other loss (including, but not limited to loss of income), which may be sustained by the person, goods, wares, merchandise or property of Tenant, or Tenant’s Agents, or any other person in or about the Premises, the Building, or the Project by or from any cause whatsoever. Without limiting the generality of the foregoing, Landlord shall not be liable for any damage caused by or resulting from: (a) water leakage of any character from the roof, walls, windows, basement, or any other portion of the Premises or the Project; (b) fire, steam, electricity, gas or oil, or by any interruption of utilities or services, or by any tenant, occupant, or other person; or (c) any other cause whatsoever, in, on or about the Premises or the Project. Notwithstanding any contrary provision in this Lease, Landlord shall not in any event be liable for consequential damages hereunder.

11.2         Subject to Article 12.7 below, except to the extent that claims arise from the negligence or willful misconduct of Landlord, Tenant shall indemnify and hold Landlord (as used in this Article 11.2, “Landlord” shall refer to Landlord and Landlord’s Agents) harmless from and against any and all claims, demands, losses, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorney’s fees and costs) arising in or about the Premises or from Tenant’s use or enjoyment of the Project, the conduct of Tenant’s business, any act or omission, work or thing done, permitted or suffered by Tenant (or any officer, employee, agent, contractor, representative, licensee, guest, invitee or visitor thereof) in or about the

Project, or any default under this Lease by Tenant. If any action or proceeding is brought against Landlord by reason of any such matter, Tenant shall, upon notice from Landlord, defend Landlord in such action or proceeding at Tenant’s expense. The provisions of this Article 11 shall survive the expiration or termination of this Lease.

11.3         Except to the extent that claims arise from the negligence or willful misconduct of Tenant or Tenant’s Agents, and except as provided in Section 12.7 below, Tenant shall not be liable for and Landlord shall indemnify Tenant and hold Tenant harmless from and against all suits, actions, damages, liability and expense in connection with loss of life, bodily or personal injury or property damage arising from the negligence or willful misconduct of Landlord or Landlord’s Agents.

12.	Insurance.

12.1         Throughout the Lease Term (and during any period prior to the Lease Term during which Tenant or Tenant’s Agents are in the Premises), Tenant shall carry and maintain, at its own expense, the following types, amounts and forms of insurance:

12.1.1           Commercial General Liability Insurance. A policy of commercial general liability insurance with a combined single limit of One Million Dollars ($1,000,000) per occurrence with Two Million Dollars ($2,000,000) aggregate coverage, in the name of Tenant (naming, as additional insureds, Landlord, its management company Held Properties, Inc., and, if requested by Landlord, any mortgagee, trust deed holder, or secured party with an interest in this Lease). Tenant’s liability coverage shall include, without limitation, all coverage typically provided by the Broad Form Comprehensive General Liability Endorsement, including broad form property damage, and premises-operations coverage, products-completed operations coverage, owners and contractors protective coverage, and the broadest form of contractual liability coverage, the last of which shall cover the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements in Article 11 above. Such policy shall provide coverage on an occurrence basis. The amount of such insurance required hereunder shall be subject to adjustment from time to time as reasonably requested by Landlord, but Landlord shall not raise such coverage amounts to an extent where they materially exceed that customarily carried by prudent tenants in first class office buildings in the Project area.

12.1.2           Tenant’s Property Insurance. Property insurance coverage for: (a) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property in, on or about the Premises and the Project, including property installed by, for or at the expense of Tenant and (b) the Tenant Improvements and any Alterations. Tenant’s property insurance shall be written on the broadest available “all risk” (special causes of loss) policy form and shall include an agreed amount endorsement for no less than one hundred percent (100%) of the full replacement cost (new, without deduction for depreciation) of the covered items and property regardless of which party paid for the Tenant Improvements. The property insurance coverage shall include vandalism and malicious mischief coverage, sprinkler leakage coverage and earthquake sprinkler leakage coverage. In addition, Tenant shall maintain Worker’s Compensation Insurance in amounts required by law and business interruption, loss of income and extra expense insurance covering any damage, destruction or interruption to Tenant’s business equipment and covering all other perils, failures or interruptions sufficient to cover a period of interruption of not less than twelve (12) months.

12.2         Recovery for Tenant’s Negligence. All policies that Tenant is required to obtain pursuant to the provisions of Article 12.1 above shall be issued by companies legally authorized to do business in California with a Best Rating of not less than A(viii). Although named as an additional insured and subject to the provisions of Article 12.7 of this Lease, Landlord shall be entitled to recover under said policies for any loss occasioned to it, its servants, agents and employees, by reason of the negligence or willful misconduct of Tenant.

12.3         Delivery of Certificate, Policy and Endorsements. Prior to Tenant’s occupancy of the Premises, Tenant shall provide Landlord with evidence of compliance with Tenant’s insurance requirements under the Lease, including the endorsements specified in Article 12.1, and a certified copy of Tenant’s liability policies and certified certificates for all insurance policies regarding the Premises, executed by an authorized agent of the insurer or insurers. Each insurance policy shall provide that it may not be modified or canceled without thirty (30) days prior written notice to Landlord (by any means described in Article 25 below) and to any other additional insureds. At least thirty (30) days prior to the expiration of any of such policies, Tenant shall furnish Landlord with a renewal or binder therefor.

12.4         Blanket Insurance. Tenant may carry insurance by a combination of primary, excess and umbrella policies, provided that the policies are absolutely concurrent in all respects regarding the coverage afforded by the policies. The coverage of any excess or umbrella policy must be at least as broad as the coverage of the primary policy. All insurance policies carried by Tenant for Tenant’s Premises and personal property shall be primary and non-contributory with respect to any other insurance available to and purchased by Landlord.

12.5         Tenant’s Failure to Obtain Insurance. If Tenant fails to carry any insurance policy required hereunder or to furnish certificates pursuant hereto, Landlord may, upon not less than ten (10) days prior written notice, and without waiving Tenant’s default, obtain such insurance. Landlord may, at Tenant’s sole cost and expense, but is not required to purchase such insurance on behalf of Tenant. In such case, Tenant shall reimburse Landlord on demand for the cost thereof including interest at the Interest Rate specified in Article 27.

12.6         Landlord’s Insurance. During the Lease Term, Landlord shall procure and maintain property and liability insurance for the Project in such reasonable amounts, and with such reasonable coverage, as would be carried by a prudent owner of a similar building in Century City, or as any lien holder may require. Tenant acknowledges that it shall not be a named insured or an additional insured in such policies, and that it has no right to receive any proceeds from any such insurance policies carried by Landlord. Landlord may but shall not be required to carry insurance coverage for damages caused by flood or earthquake.

12.7         Waiver of Subrogation. Landlord and Tenant hereby waive all causes of action and rights of recovery against each other, against all subtenants or assignees of Tenant and against any other person or entity holding an interest in the Project (together, the “Affected Parties”) and against the agents, officers and employees of the Affected Parties for any loss occurring to the property of the Affected Parties resulting from any of the perils insured against under any and all insurance policies (including self-insurance) in effect at the time of any such loss or which are customarily covered by a policy required to be maintained under this Lease, regardless of cause or origin of such loss, including the negligence or willful misconduct of the Affected Parties or the agents, officers or employees of the Affected Parties. Landlord and Tenant shall each use commercially reasonable efforts to cause their respective insurers to issue an endorsement denying such insurer any rights of subrogation against the other party.

12.8         Increases in Premiums due to Tenant’s Use or Occupancy. If, after Landlord provides notice to Tenant that the insurance carrier is proposing increased premiums to the Project due to Tenant’s use or occupancy of the Premises, and Tenant fails to cease the offending use within ten (10) business days after receipt of such notice, Tenant shall pay said increases in insurance premiums upon Landlord’s demand therefor.

13.	Services and Utilities.

13.1 Throughout the Lease Term, Landlord shall provide the following services and utilities twenty-four (24) hours per day on every day during the Lease Term, unless otherwise stated below.

13.1.1 Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) to the Premises in a manner consistent with a first class office building from Monday through Friday, from 8:00 a.m. to 6:00 p.m. and on Saturday from 9:00 a.m. to 1:00 p.m., except for the celebratory days of the following holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas (collectively “Business Hours”).

13.1.2 Landlord shall at all times provide electricity to the Premises for lighting and power of not less than three (3) watts per rentable square foot demand load on a continuous annualized basis. Landlord shall also provide electrical lighting in all Common Areas, parking facilities or storage areas and replace building standard lamps and ballasts as required.

13.1.3 Landlord shall provide hot and cold water to the Building’s rest rooms (and, as applicable, to any sink, refrigerator or dishwasher in the Premises).

13.1.4 Landlord shall provide passenger elevator service at all times; provided, however, after Business Hours, Landlord may decrease the availability of passenger elevator service so long as at least one car services the floor on which the Premises are located.

13.1.5 Landlord shall provide non-exclusive freight elevator service to Tenant, subject to reasonable and non-discriminatory scheduling by Landlord. After Business Hours, Tenant may be charged at a rate equal to Landlord’s cost of providing such freight elevator service.

13.1.6 Landlord shall provide janitorial services five (5) days per week, similar to that furnished in comparable office buildings in Century City and in accordance with the building standard janitorial and cleaning service specifications.

13.1.7 Landlord shall provide grounds care, including the sweeping of walkways and parking areas, and maintenance of the landscaping in an attractive manner consistent with other office buildings in Century City.

13.1.8 Landlord shall operate and maintain the Project in accordance with the standards of maintenance and operation as are customary for other comparable buildings in Century City.

13.1.9 Landlord shall provide controlled access to the Premises 24 hours a day, every day.

13.2   Without the prior written consent of Landlord, Tenant shall not use in the Premises any apparatus, device, machine or equipment that uses excess lighting, heating, ventilation or air conditioning, electricity or water; nor shall Tenant connect any apparatus or device to sources of electrical current or water except through existing electrical outlets or water pipes in the Premises. If Tenant requires electricity in excess of the amount provided pursuant to Article 13.1.2 herein, or any other resource in excess of that customarily supplied for use of similar premises in comparable buildings in the Project area or if Tenant requires heating, ventilating or air conditioning during non-Business Hours, Tenant shall first request the consent of Landlord. As a condition to its consent, Landlord may cause a separate metering device to be installed in the Premises, at Tenant’s cost and expense. Whether or not a separate meter is installed, Tenant shall promptly pay the cost of all excess resources consumed within the Premises, together with any additional administrative expenses incurred by Landlord in connection therewith. Any sums payable by Tenant to

Landlord under this Article 13 also shall be considered Additional Rent and may be included in any installment of Rent thereafter becoming due.

13.3   Landlord shall not be in default or be liable for any damages directly or indirectly resulting from any interruption of utilities or services caused by: (a) the installation or repair of any equipment in connection with the furnishing of utilities or services; (b) acts of God or the elements, labor disturbances of any character, any other accidents or any other conditions beyond the reasonable control of Landlord, or due to repairs or improvements to the Premises or the Project; or (c) the limitation, curtailment, rationing or restriction imposed by any governmental agency or service or utility supplier on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or the Project. Furthermore, without any obligation or compensation to Tenant, Landlord shall be entitled to cooperate voluntarily in a reasonable manner with the efforts of national, state or local governmental agencies or service or utility suppliers in reducing energy or other resource consumption. If Landlord so cooperates, Tenant shall also reasonably cooperate therewith, provided it does not materially interfere with Tenant’s use of the Premises.

14.	Estoppel Certificate. Within ten (10) days after any written request from Landlord, Tenant shall execute and deliver to Landlord a certificate (the “Estoppel Certificate”) provided by Landlord’s current or prospective lender or prospective purchaser stating: (a) that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications or attaching all amendments to the Lease), (b) the then current Base Rent and the date to which said Rent has been paid, (c) whether or not Landlord is then under default of this Lease and if so, the nature of such default and date notice of default was given Landlord, and (d) such other matters as the party requesting such certificate may reasonably request. Landlord and Tenant intend that any existing or prospective lender or any prospective purchaser or assignee of Tenant may rely on such Estoppel Certificate. Failure of Tenant to provide Landlord with said Estoppel Certificate as provided above shall be a default under the Lease.

15.	Subordination; Requirements of Lenders.

15.1 This Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases which may now exist affecting all or any portion of the Project, and (b) the lien of any mortgage or deed of trust which may now exist affecting all or any portion of the Project.

15.2 If any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a deed in lieu of foreclosure is made for any reason, then Tenant shall, at the request of the party succeeding to Landlord’s interest under this Lease, and notwithstanding any subordination, attorn to and become the tenant of the successor-in-interest. It shall be a condition to any future subordination of this Lease that the ground lessor, air space lessor, or mortgagee or beneficiary requesting such subordination shall agree that so long as Tenant is not in default under this Lease, Tenant’s possession of the Premises shall not be disturbed as a result of such termination, foreclosure or deed in lieu of foreclosure. Tenant shall execute and deliver, within fifteen (15) days of demand by Landlord, any additional, commercially reasonable documents evidencing the priority or subordination of this Lease and the attornment of Tenant with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust.

16.	Access by Landlord.

16.1 Landlord (and its agents, contractors and employees) reserves the right, without abatement of Rent, to enter the Premises at any time to inspect the Premises, to supply janitorial services and any other service to be provided by Landlord to Tenant hereunder, to show the Premises to any prospective purchaser, beneficiary, mortgagee, to post notices of non-responsibility, to make any alteration, improvement or repair to the Premises required by law or voluntary governmental compliance or consented to by Tenant, or, during the last six (6) months of the Lease Term, to show the Premises to prospective tenants. For the purpose of making any alterations, improvement or repair to the Premises or any portion of the Project, Landlord may erect, use and maintain scaffolding, pipes, conduits and other necessary structures in and through the Project and the Premises where reasonably required by the character of the work to be performed and in conformance with good construction practices, provided that entrance to the Premises shall not be blocked thereby, and provided further that Landlord works expeditiously and uses its commercially reasonable efforts to minimize any interference with Tenant’s use of and access to the Premises. At Tenant’s election, Tenant may accompany Landlord and all persons entering under the authority or right of Landlord, during any such entry. Tenant hereby waives any claim for damages or abatement of Rent for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, except as otherwise set forth in the Lease or to the extent arising from the negligence or willful misconduct of Landlord or Landlord’s Agents.

16.2 For each of the aforesaid purposes, Landlord shall at all times have and retain a key to all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the right to use any and all means which Landlord may deem reasonably necessary or proper to open said doors in any emergency, and any such entry to the Premises or portions thereof by Landlord shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof. If at any time during the Lease Term Tenant wishes to re-key its Premises, all such re-keying shall be done by Landlord with locks and hardware supplied by Landlord all at Tenant’s sole cost and expense.

17.	Default by Tenant.

17.1   The occurrence of any of the following shall constitute a breach of the Lease, and a default if not cured by Tenant within the time provided below to cure such breach:

17.1.1   Failure by Tenant to pay Rent or any amount due hereunder when such amount becomes payable in accordance with this Lease, or to duly, promptly and completely perform any obligation of Tenant under Articles 14 or 15 above, and continuation of such failure for a period of three (3) business days after receipt of the written statutory notice from Landlord to Tenant specifying the nature of such failure.

17.1.2   Failure by Tenant in the due, prompt and complete performance or observance of any other express or implied covenant, agreement or obligation of Tenant contained in this Lease, and the continuation of such failure for a period of thirty (30) days after written notice from Landlord to Tenant specifying the nature of such failure; provided, however, that if any such failure cannot reasonably be cured within such period, Tenant shall not be deemed to be in default hereunder if Tenant promptly commences such cure within such period and thereafter diligently pursues such cure to completion and completes such cure within ninety (90) days.

17.1.3   Tenant’s abandoning the Premises, which shall mean for these purposes, Tenant’s absence for a period of more than two (2) weeks from the Premises while otherwise in default of the terms and conditions of this Lease.

17.1.4   Tenant, its assignee, sublessee, other transferee, successor or any guarantor of this Lease gives to Landlord any financial statement or representation which proves to be materially false or materially misleading.

17.1.5   The insolvency of Tenant; the making by Tenant of any assignment for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy, insolvency or creditors’ rights in general (unless in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); the appointment of a trustee or receiver to take possession of all or a substantial part of Tenant’s assets or of Tenant’s interest under this Lease, where such seizure is not discharged within sixty (60) days. The occurrence of any of the acts or events referred to in this Article with respect to any Guarantor of this Lease shall also constitute a default hereunder.

17.1.6   The attachment, execution or other judicial seizure of a substantial portion of Tenant’s assets or of Tenant’s interest in this Lease, where such seizure is not discharged within sixty (60) days.

17.2   The notices referred to in Article 17.1.1 and 17.1.2 above shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure.

18.	Remedies of Landlord.

18.1   In the event of Tenant’s default under this Lease as provided in Article 17 above, Landlord, at Landlord’s option, and without limiting Landlord in the exercise of any other right or remedy Landlord may have on account of such default, and without any further demand or notice, may terminate this Lease, recover possession of the Premises and/or, to the extent permitted by California Civil Code Section 1951.3 or any other law, remove all persons and property from the Premises, which property shall be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant.

18.2   On termination of this Lease as provided in Article 18.1 above, Landlord shall be entitled to recover from Tenant the aggregate of:

18.2.1 The worth at the time of the award of the unpaid Rent, as defined in Article 3.2, late charges and interest earned as of the date of the termination hereof;

18.2.2 The worth at the time of the award of the amount by which the unpaid Rent, late charges, interest and other amounts due hereunder, which would have been earned after the date of termination hereof until the time of the award, exceeds the amount of such unpaid Rent, late charges and interest that Tenant proves could have been reasonably avoided by Landlord mitigating its damages;

18.2.3 The worth at the time of the award of the amount by which the unpaid Rent for the balance of the term hereof after the time of the award exceeds the amount of such unpaid Rent, interest and late charges that Tenant proves could have been reasonably avoided by Landlord mitigating its damages; and

18.2.4 Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s uncured default under this Lease, including but not limited to brokerage commissions and advertising expenses, expenses incurred for removing and storing any of Tenant’s property remaining on the Premises, expenses of remodeling the Premises for a new tenant and any special concessions made to obtain a new tenant.

18.3   For the purposes of this Article 18, the “time of the award” shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such default is entered or such earlier date as the court may determine; the “worth at the time of award” (referred to in Articles 18.2.1 and

18.2.2) shall be computed by including interest at the Interest Rate and late charges set forth in Article 27 below; and the “worth at the time of award” (referred to in Article 18.2.3) shall be computed by applying the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%) per annum.

18.4   Nothing in this Article 18 shall be deemed to alter Landlord’s right to indemnification under the indemnification clause or other provisions of this Lease for claims or liabilities arising from events occurring prior to the termination of this Lease.

18.5   Notwithstanding anything to the contrary set forth herein, Landlord’s reentry into the Premises to perform acts of maintenance or preservation of, or in connection with efforts to relet the Premises, or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force. Landlord has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach or abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).

18.6   If Tenant abandons the Premises, or if Landlord elects to reenter or take possession of the Premises pursuant to any legal proceeding or pursuant to any notice provided by law, and until Landlord elects to terminate this Lease, Landlord may, from time to time, without terminating this Lease, recover all Rent as it becomes due under Article 18.5 above, subject to interest and late charges as set forth in Article 27, and/or relet the Premises or any part thereof for the account of and on behalf of Tenant, on any terms, for any term (whether or not longer than the Lease Term) and at any rental rate as Landlord in its reasonable discretion may deem advisable, and Landlord may make any alterations and repairs to the Premises in connection therewith. In the event that Landlord shall elect to so relet the Premises on behalf of Tenant, then base rent and additional rent received by Landlord from such reletting shall be applied:

18.6.1   First, to reimburse Landlord for the reasonable costs and expenses of such reletting (including, without limitation, legal and other costs and expenses of repossessing the Premises, removing persons and property therefrom, obtaining new tenants, brokerage fees, costs of preparing the Premises for occupancy by such new tenants, and, if Landlord maintains and operates the Premises, the costs thereof).

18.6.2   Second, to the payment of any indebtedness of Tenant to Landlord other than Base Rent, adjustments to Base Rent, Additional Rent and other sums due and unpaid hereunder.

18.6.3   Third, to the payment of Rent and other sums due and unpaid hereunder; the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as they may become due and payable.

18.7   Should the rent received from such reletting, when applied in the manner and order indicated above, be less than the total amount owing from Tenant pursuant to this Lease, then Tenant shall pay such deficiency to Landlord, and if Tenant does not pay such deficiency within five (5) days of its receipt of written notice, Landlord may bring an action against Tenant for recovery of such deficiency or pursue its other remedies hereunder or under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related provision of law.

18.8   All rights, powers and remedies of Landlord under the Lease and any other agreement between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord at law or in equity. The exercise of any one or more of such rights or remedies shall not impair Landlord’s right to exercise any other right or remedy, including, without limitation, any and all rights and remedies of Landlord under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related provision of law.

18.9   As security for Tenant’s performance and satisfaction of all of its duties and obligations under this Lease, Tenant does hereby assign and grant to Landlord a security interest under the California Commercial Code in and to Tenant’s personal property, inventory, accounts receivable and Tenant’s right, power and authority to receive the Tenant’s share of rents, issues, profits or other payments received under any sublease or other transfer of part or all of Tenant’s interest in the Premises, reserving unto Tenant the right prior to any default hereunder to collect and retain the Tenant’s share of said rents, issues and profits as they become due and payable, except that nothing contained herein shall be construed to alter the provisions of Article 10 above. Tenant shall execute any documents required by Landlord to perfect its security interest. Upon any such default, Landlord shall have the right, without notice (except as may be provided for herein) to exercise its rights under the California Uniform Commercial Code.

18.10   If Tenant abandons the Premises and leaves behind any items of personal property, then Landlord shall store such property at Tenant’s cost and expense at a warehouse or any other location at the risk of Tenant, and Tenant’s property shall be released only upon Tenant’s payment of any and all moving and storage charges, as well as any expense or damages incurred as a result of the removal, moving and storage of such property, together with all sums due and owing under this Lease. If Tenant does not reclaim such property within the period permitted by law, Landlord may sell such property in accordance with law and apply the proceeds of such sale to any sums due and owing hereunder, or retain said property, granting Tenant credit against sums due and owing hereunder for the reasonable value of such property.

18.11   To the extent permitted by law, Tenant and Landlord each hereby waive all provisions of, and protection under, any decisions, statutes, rules, regulations and other laws of the State of California to the extent same are inconsistent and in conflict with specific terms and provisions of this Article 18.

19.	Default by Landlord; Limitation of Liability.

19.1   Landlord shall not be deemed to be in default hereunder unless Landlord does not perform its obligations under the Lease after written notice of Landlord’s breach by Tenant to Landlord and to such other parties whose names and addresses are furnished to Tenant and the expiration of thirty (30) days, provided, however, that if the nature of such obligations is such that more than thirty (30) days are reasonably required for their cure, Landlord shall not be deemed to be in default hereunder if Landlord or any such other party(ies) commences such cure within such thirty (30) day period and thereafter diligently pursues such cure to completion.

19.2   If Landlord is in default hereunder and, as a consequence thereof, Tenant recovers a judgment against Landlord, such judgment may be satisfied only out of the right, title and interest of Landlord in the Project and out of the rent or other revenue receivable by Landlord from the Project, or out of the proceeds receivable by Landlord from the sale or other disposition of all or any portion of Landlord’s right, title and interest in the Project. Neither Landlord nor any of the partners of Landlord shall be personally liable for any deficiency or otherwise.

20.	Damage and Destruction.

20.1   If the Project (whether or not including the Premises) is damaged by an insured casualty (or a casualty for which Landlord is required to insure under the terms of this Lease) occurring more than six (6) months prior to the expiration of this Lease, Landlord shall forthwith repair same, or cause same to be repaired, to the extent that insurance proceeds are made available to Landlord therefor and provided that such repairs can, in Landlord’s reasonable opinion, be made within one hundred eighty (180) days from the date of such damage under the laws and regulations of the federal, state and local governmental authorities having jurisdiction thereof.

20.2   If (a) the Premises or the Project is damaged by an uninsured casualty, (b) the casualty repair requires more than one hundred eighty (180) days to complete without payment of overtime or other premium, or (c) if the Premises, or the Project is damaged by a casualty as described in Article 20.1 above within the last six (6) months of this Lease including any extensions thereof which have been exercised, then Landlord shall have the option within forty-five (45) days from the date of such damage either to (1) notify Tenant of its election to continue the Lease, in which event Landlord shall thereafter repair such damage; or (2) notify the Tenant of its election to immediately terminate this Lease, in which event this Lease shall be so terminated. Landlord shall refund to Tenant any Rent previously paid for any period of time subsequent to the earlier of such termination or untenantability of the Premises less any amounts then owing from Tenant to Landlord.

20.3   Until the Premises are restored, Rent shall be abated in the proportion that the area of the Premises rendered unusable by Tenant bears to the total area of the Premises. Except for abatement of Rent, Tenant shall have no claim against the Landlord for any damage suffered by reason of (a) any damage to the Premises or the Project, (b) the making of repairs to the Premises or the Project, or (c) any inconvenience, interruption, annoyance, loss of business, or continued expense of operation caused by such damage or repair.

20.4   Should the Premises be damaged or destroyed by fire or other casualty insured under a standard fire and casualty insurance policy (or which could be insured under a standard fire and casualty insurance policy), Landlord shall within sixty (60) days of the date of the casualty, notify Tenant in writing of Landlord’s good faith estimate of the time necessary to repair and rebuild the Premises. If such estimate sets forth a period of one hundred eighty (180) days or less, Landlord shall, except as otherwise provided herein this Article, repair and/or rebuild the same with reasonable diligence. Landlord’s obligation hereunder shall be limited to the Building and Tenant Improvements originally provided by Landlord at the Commencement Date, and any alterations provided by Landlord that Landlord has not requested Tenant to remove upon expiration of the Lease Term.

20.5   Notwithstanding any contrary provision herein, Landlord shall not be required to repair any casualty damage to the property of Tenant nor shall Landlord be obligated to repair or replace the Tenant Improvements or any alterations made by or for Tenant unless and until Tenant delivers to Landlord sufficient insurance proceeds or its own funds to pay the cost of such repair or replacement, or to repair or replace any paneling, decorations, railings, floor coverings, alterations, additions, fixtures or improvements installed on the Premises by or at the expense of Tenant. Tenant hereby waives the provisions of Section 1932, subdivision 2, and Section 1933, subdivision 4, of the Civil Code of California, and any similar law, statute or ordinance now or hereafter in effect.

21.	Eminent Domain.

21.1   If the entire Premises, or enough thereof so as to render the balance thereof not reasonably usable for the conduct of Tenant’s business, is taken or appropriated by a governmental agency under the power of eminent domain or conveyed in lieu thereof, either party hereto may terminate this Lease by serving written notice upon the other party hereto within thirty (30) days thereafter. If any substantial part of the Project excluding the Premises is taken or appropriated by a governmental agency under the power of eminent domain or conveyed in lieu thereof, Landlord may so terminate this Lease. In either event, Landlord shall receive (and Tenant shall assign to Landlord upon demand by Landlord) any income, Rent, award or any interest therein which may be paid in connection therewith, and Tenant shall have no claim for any part of any sum so paid, whether or not attributable to the value of the unexpired Lease Term; provided, however, that nothing herein shall prevent Tenant from pursuing a separate award in connection with the taking of Tenant’s removable tangible personal property placed in the Premises solely at Tenant’s expense, for Tenant’s relocation costs and for loss of goodwill.

21.2   If a part of the Premises is so taken, appropriated or conveyed by a governmental agency, and neither party elects to terminate this Lease, then Base Rent and Additional Rent payable hereunder shall be abated in the proportion that the portion of the Premises so taken, appropriated or conveyed bears to the area of the entire Premises.

21.3   Notwithstanding anything to the contrary contained in this Article 21, if the temporary use or occupancy of any part of the Premises (for a period not to exceed 60 days) is taken or appropriated by a governmental agency under the power of eminent domain or conveyed in lieu thereof during the Lease Term, this Lease shall be and remain unaffected by such taking, appropriation or conveyance and Tenant shall continue to pay in full all Rent payable by Tenant. In the event of any such temporary taking, appropriation or conveyance, Tenant shall be entitled to receive that portion of any award that represents compensation for loss of this use or occupancy of the Premises during the Lease Term, and Landlord shall be entitled to receive the balance of such award. To the extent that it is inconsistent with the provisions of this Article 21, each party hereto hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure allowing either party to petition a court to terminate this Lease in the event of a partial taking of the Premises.

22.	Sale by Landlord. If Landlord sells or transfers all or any portion of the Project including the Premises, Landlord shall, upon consummation of the sale or transfer, be released from any liability relating to its obligations or covenants thereafter to be performed or observed under this Lease, and Tenant agrees to look solely to Landlord’s successor-in-interest with respect to such liability. If Landlord transfers or credits any security deposit or prepaid Rent to Landlord’s successor-in-interest, then upon such transfer Landlord shall be discharged from any further liability therefor.

23.	Surrender of Premises. Upon the expiration or sooner termination of the Lease, Tenant shall surrender to Landlord the Premises broom clean and free of debris, with all repairs, changes, alterations, additions and improvements thereto, in good order, condition and repair, ordinary wear and tear and damage from insured casualty excepted. At Tenant’s sole cost and expense, Tenant shall upon expiration or sooner termination of the Lease: (a) remove its personal property from the Premises; (b) remove any improvements to the Premises caused to be installed by Tenant that Landlord may require Tenant to remove pursuant to Article 7.3; and (c) repair any damage caused by the removal of any such property or improvements. If Tenant leaves any personal property at the Premises, Landlord may remove such personal property and dispose of it, at Tenant’s expense.

24.	Quiet Enjoyment. So long as Tenant is not in default hereunder, Tenant shall have the right to the quiet peaceful enjoyment and possession of the Premises and the use of the Common Areas during the Lease Term, subject to the terms and conditions of this Lease.

25.	Notices. Any notice, demand or other communication to be given under the provisions of this Lease shall be in writing to the appropriate address set forth in Article 1.1.9 (or such address furnished by either party hereto to the other party hereto in writing) and shall be (a) personally delivered, (b) mailed by United States registered or certified mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized courier service (e.g. Federal Express) for next day delivery, to be confirmed in writing by such courier or (d) sent by electronic facsimile with appropriate provisions for confirmation of receipt. Service by mail shall be deemed complete on the day of actual delivery as shown by the addressee’s registered or certified mail receipt or at the expiration of the third business day after the date of mailing, whichever first occurs. Service by personal service or courier shall be deemed complete on receipt. Service by electronic facsimile shall be deemed complete on confirmation of receipt if received prior to the close of business, and on the next business day if received after the close of business.

26.	Personal Property Taxes. Tenant shall pay before delinquency all taxes, assessments, license fees and other charges (collectively, “Tenant’s Taxes”) that are levied and assessed against Tenant’s trade fixtures and other personal property installed or located in or on the Premises that become payable during the Lease Term. On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of such payments. If any taxes on Tenant’s personal property are levied against Landlord or Landlord’s property, or if the assessed value of the Building is increased by the inclusion of a value placed on Tenant’s personal property or above-standard leasehold improvements, Tenant, on demand, shall immediately reimburse Landlord for any such taxes. Landlord shall have the right to pay these taxes regardless of the validity of the levy. Notwithstanding the foregoing, Landlord agrees to: (a) notify Tenant in writing prior to paying any taxes under this Article 26 on Tenant’s behalf (“Landlord’s Tax Notice”), and (b) not pay any such taxes on Tenant’s behalf if (i) Tenant notifies Landlord in writing within five (5) business days after it receives Landlord’s Tax Notice that Tenant, in good faith, disputes that the assessed taxes are properly due and owing by Tenant, (ii) Tenant diligently pursues such dispute with the appropriate taxing authority in good faith within thirty (30) days from notice, and (iii) the nonpayment of the assessed taxes will not result in a lien against the Premises or the Project.

27.	Interest and Late Charges. Any Rent, Additional Rent or other amount not paid by Tenant to Landlord when due hereunder shall bear interest from the due date until paid, unless otherwise specifically provided herein, at a rate (the “Interest Rate”) equal to the greater of (a) the rate per annum announced from time to time by Bank of America, N.A. as its prime rate (or, if such bank fails to announce such rate, then the prime rate announced by the Chase Manhattan Bank, USA, N.A.) plus four (4) percentage points, or (b) ten percent (10%) provided, however, that in no event shall such rate exceed the maximum rate permitted by law. The payment of such interest shall not excuse or cure any such default by Tenant under this Lease. In addition to such interest, if any Rent, Additional Rent or other amount is not paid within ten (10) days of when due, a late charge equal to five percent (5%) of such amount shall be assessed against Tenant, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord would suffer as a result of Tenant’s late payment. The parties agree that it would be impracticable and extremely difficult to fix Landlord’s actual damages in such event. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease.

28.	Collection Agency and Attorneys’ Fees. Tenant shall pay the costs incurred by Landlord if Landlord uses a collection agency or attorneys to collect any moneys unpaid by Tenant or to enforce the terms of this Lease. In any action to enforce or interpret this Lease, including any suit by Landlord for the recovery of Rent or possession of the Premises, the non-prevailing party shall pay to the prevailing party its actual attorneys’ fees and costs. The prevailing party will be determined by the court, arbitrator or arbitration panel before whom the action was brought based upon an assessment of which party’s major arguments or positions could fairly be said to have prevailed. Any attorneys’ fees and other costs and expenses incurred by the prevailing party in enforcing a judgment under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment in favor of the prevailing party.

29.	Light and Air. Tenant covenants and agrees that no diminution of light, air or view by any structure that may hereafter be erected shall entitle Tenant to any reduction of Rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

30.	Signs and Directory.

30.1 Without the prior written consent of Landlord, Tenant shall not place, construct or maintain any sign, advertisement, awning, banner or other decoration on or visible from, or otherwise use, the exterior of the Premises or any other portion of the Project. All door signs on the exterior of the Premises must be installed by Landlord, at Tenant’s sole cost and expense or as part of any tenant improvement allowance, that the Landlord provides for installation of improvements to the Premises, and must conform to standards of the Project as to size, style, placement, color and number of the names, and other matters as reasonably determined by Landlord. In the event that Tenant violates the foregoing, Landlord may remove the sign without any liability, and may charge Tenant the expense incurred, including but not limited to the cost incurred for the repair of the wall, door surface or other area on which the sign was mounted.

30.2 Landlord shall place, construct and maintain a directory in the Building lobby and in such other locations, if any, as Landlord, in its sole discretion, may determine, which directory(ies) shall be for the display of the business names of Building tenants and their respective suite numbers. Landlord shall have the sole right to determine and change from time to time the type of such directory(ies) and all common Project signage, including, but not limited to, size of letters, style, color content and placement. Tenant shall have the right at Landlord’s cost to three (3) lines per directory per 1,000 rentable square feet of the Premises, but listings on such directory(ies) shall be limited to professional personnel of Tenant located principally at the Premises. Tenant shall notify Landlord in writing of the business names that it desires to include on any such directory and shall, upon demand by Landlord, pay the cost associated with any subsequent changes to such names on the directory.

31.	Parking. Subject to applicable rules and regulations any other charges, fees and taxes to be collected by Landlord, or other parking operator, Tenant shall have the right, but not the obligation, throughout the Lease Term to lease the number of parking spaces in the parking facility that serves the Building at such parking rate(s) and upon such other terms as may be specified in Article 1.1.10. ~~Notwithstanding anything to the contrary contained herein, Tenant shall be obligated to lease at least fifty percent (50%) of the parking spaces designated in Article 1.1.10 for the entire Lease Term~~. If Tenant fails to lease its entire allotment of parking spaces, Tenant may lose its rights to those spaces. Tenant may lease additional parking spaces on an “as available” monthly basis. If Tenant desires to relinquish any of the spaces that Tenant is leasing, Tenant shall give not less than thirty (30) days notice thereof to Landlord. Tenant may not sell, assign or transfer its parking rights hereunder, except pursuant to a permitted sublease or assignment of this Lease. Except as may otherwise be specifically provided elsewhere in this Lease, Tenant shall not be entitled to any designated, reserved, assigned or valet parking. Landlord reserves the right to establish and alter, from time to time, all parking rates, rules and regulations, provided said rates shall be comparable to rates charged by other similar buildings in the Project area. Tenant may purchase validation stickers at the prevailing rate then charged by the Project.

32.	Brokerage Fees. Landlord shall have no obligation to pay commissions or fees to any real estate broker, finder or intermediary other than Tenant’s Broker, if any, listed in Article 1.1.12 and Held Properties, Inc., who represents Landlord. Landlord and Tenant each warrant that with respect to this Lease neither has dealt with any other real estate broker, finder or intermediary. To the extent that Tenant breaches the foregoing, any commissions or fees payable with respect to this Lease shall be paid exclusively by Tenant, and Landlord shall have no obligation of any kind with respect to such commissions or fees. Landlord shall pay any commission due Tenant’s Broker pursuant to a separate agreement.

33.	Relocation Right. Landlord may, upon not less than sixty (60) days’ prior written notice to Tenant, substitute for the Premises space elsewhere in the Building that is reasonably similar in size, configuration, and quality and quantity of improvements. In such event, this Lease shall be deemed modified so as to eliminate the Premises leased hereunder and to substitute therefor such other premises (the “Substituted Premises.”). In all other respects this Lease shall remain in full force and effect, except that in no event shall Tenant’s rent for the Substituted Premises exceed Tenant’s Rent for the Premises during the Lease Term as a result of such relocation. The costs of preparing the Substituted Premises for Tenant’s use shall be borne by Landlord, along with Tenant’s other reasonable out of pocket costs of moving, including, but not limited to, the relocation of Tenant’s existing data and computer cabling and printing of stationery.

34.	Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to so execute and deliver this Lease, and within ten (10) days after its execution shall deliver to Landlord satisfactory evidence of such authority. If Tenant or Guarantor is a corporation, it shall, upon demand, also deliver satisfactory evidence of (a) good standing in California, and in Tenant’s or Guarantor’s state of incorporation, (b) qualification to do business in California, and (c) a corporate resolution duly certified by the secretary of Tenant or Guarantor authorizing execution and delivery of this Lease or Guarantee, as the case may be, by the parties who have signed it on behalf of Tenant or Guarantor.

35.	Miscellaneous.

35.1   If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to waive any other breach of the same or of any other term, covenant or condition contained herein. Furthermore, the acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such breach at the time of Landlord’s acceptance of such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to affect the right of Landlord to insist thereafter upon strict performance by Tenant. Landlord’s or Tenant’s waiver of any term, covenant or condition of this Lease may only be made by a written document signed by the waiving party.

35.2   Any voluntary or other early surrender of this Lease by Tenant, mutual termination hereof or prior termination hereof by Landlord shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or sub-tenancies. If Landlord elects to assume any sublease or enter into a lease with any subtenant, such assumption shall not relieve Tenant of any remaining liability under this Lease.

35.3   This Lease shall not be recorded; and no memorandum of lease shall be recorded without Landlord’s prior written consent.

35.4   Rent, Additional Rent and all other sums payable under this Lease must be paid in lawful money of the United States of America.

35.5   This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

35.6   Nothing contained in this Lease shall be construed to create the relationship of principal and agent, partnership, joint venture or any other relationship between the parties hereto, other than the relationship of Landlord and Tenant.

35.7   Any provision of this Lease that proves to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain in full force and effect.

35.8   The term “Premises” shall be deemed to include (unless, based on the context, such meaning would clearly be unintended) the space hereby demised and all improvements on or at any time hereafter constructed or built in such space.

35.9   The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individual, firms or corporations, and any Tenant’s successor in interest.

35.10   The section headings herein are for convenience of reference only and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease.

35.11   If this Lease is entered into by co-tenants, the obligations of such co-tenants hereunder shall be joint and several.

35.12   Time is of the essence of this Lease and all of its provisions.

35.13   The laws of California shall in all respects govern this Lease. The parties acknowledge that the laws of California may change by virtue of legislative enactment or judicial decision. The parties further acknowledge that they have entered into this Lease based on the laws of California at the time of the execution of this Lease, and each hereby expressly waives any future rights, benefits, or advantages derived from or as a result of any future changes in the law of California to the extent not inconsistent with the terms of the Lease. In any action or proceeding arising therefrom, Tenant hereby consents to (a) the jurisdiction of any competent court within the state of California, (b) service of process by any means authorized by the laws of the state of California, and (c) trial without a jury except for actions primarily based upon personal injury.

35.14   This Lease contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any previous negotiations, and may not be modified, except by a written document executed by the parties hereto. There have been no representations or understandings made between the parties other than those set forth in this Lease. Without limiting the generality of the foregoing, Tenant specifically acknowledges and agrees that neither Landlord nor any broker, agent or representative thereof has made any warranty or representation with respect to the tenant mix of the Building, the identity of prospective tenants or other tenants of the Building, profitability or suitability of the Premises for Tenant’s use, the state of repair of the Project and the Premises, or the amount and extent of provided services, except as otherwise specifically set forth herein.

35.15   If any guarantee of this Lease is required by Landlord, such guarantee shall be in the form and content attached hereto or, if none, as supplied and/or approved by Landlord.

35.16   The words “person” and “persons” as used herein shall include individuals, firms, partnerships, associations and corporations.

35.17   The language in all parts of this Lease shall be construed simply according to its fair meaning, and not strictly for or against Landlord or Tenant. Any reference to any Article herein shall be deemed to include all subsections thereof unless otherwise specified or reasonably required from the context. Any reference to “days” or “months” herein shall refer to calendar days or months, respectively, unless specifically provided to the contrary. Unless clearly inconsistent with the context, any reference herein to the “term hereof” or “the Lease Term” shall refer to the term of this Lease as the same may be extended pursuant to any extension option(s) contained herein. The terms “herein”, “hereunder” and “hereof” as used in this Lease shall mean “in this Lease” and “under this Lease” or “of this Lease” respectively, except as otherwise specifically set forth in this Lease.

35.18   All exhibits and the addendum referred to in this Lease are incorporated herein as a part hereof.

35.19   Tenant hereby acknowledges and agrees that the exterior walls of the Building and the area between the demising walls of premises and the finished ceilings and floors of the Premises and the slab of the floor above or below have not been demised hereby and that the use thereof, together with the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through, under, above or alongside the Premises, is hereby reserved unto Landlord.

35.20   The submittal of this Lease by Landlord or its agent or representative for examination or execution by Tenant does not constitute an option or offer to lease the Premises upon the terms and conditions contained herein or a reservation of the Premises in favor of Tenant. This Lease shall become effective only upon the execution hereof by Landlord and Tenant and delivery of a fully executed counterpart hereof to Tenant.

35.21   Tenant warrants and represents that neither its execution of this Lease nor its performance hereunder will violate any agreement, instrument, contract, law, rule or regulation by which Tenant is bound. Tenant shall indemnify Landlord against any loss, cost, damage or liability including, without limitation, reasonable attorneys’ fees and related costs arising out of Tenant’s breach of this warranty and representation.

36.	Rules and Regulations. Tenant shall observe and comply with the rules and regulations set forth in this Article 36 and any and all reasonable modifications thereof and additions thereto established in writing by Landlord notice of which has been given to Tenant. Landlord shall not be responsible for the non-observance of, or noncompliance with, any of said rules and regulations by any other tenant or occupant of the Building, but Landlord shall use its reasonable efforts to enforce the rules and regulations in a non-discriminatory and consistent manner. In the event of any conflict between said rules and regulations and other provisions hereof, the latter shall control.

36.1   Tenant shall not obstruct, encumber or use any sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors or halls or Common Area for any purpose other than ingress and egress to and from the Premises or the Building.

36.2   Tenant shall neither attach any awning or other projection to the outside walls or windows of the Building, nor attach or hang any curtains, blinds, shades, drapes or screen to, in or on any window or door of the Premises without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, shades, drapes, screens and other fixtures must be of a quality, type, design, color, material, installation and general appearance approved by Landlord. All electrical fixtures hung in offices or spaces along the window perimeter of the Premises must be of a quality, type, design, bulb color, size and general appearance approved by Landlord and must be installed by Landlord at Tenant’s cost.

36.3   Tenant shall not cover or obstruct the sashes, sash doors, skylights, windows, and doors that admit light or air into the interior Common Areas, nor shall any articles be placed on the windowsills of the Project.

36.4   No articles or signs shall be placed in front of or affixed to any part of the exterior of the Building, nor placed in public portions thereof without the prior written consent of Landlord.

36.5   The water and janitorial closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown or stored therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant to the extent caused by Tenant or Tenant’s agents, servants, employees, contractors, visitors or licensees.

36.6   Tenant shall not mark, paint, drill into or in any way deface any part of the Premises or the Project, or string any wires except with the prior written consent of Landlord and as Landlord may direct. Notwithstanding the foregoing, Landlord hereby consents to the hanging of normal office decorations.

36.7   No animal (except for seeing-eye dogs or other ADA-approved animals), bird of any kind, or bicycles shall be brought into or kept in or about the Premises or the Building.

36.8   Prior to leaving the Premises for the day, Tenant shall use its best efforts to conserve energy and electricity, including but not limited to drawing or lowering window coverings and extinguishing all lights.

36.9   Tenant shall not make, or permit to be made, any unseemly or disturbing noises or smells, or disturb or interfere with occupants of or visitors to the Building or neighboring buildings. Tenant shall not throw anything out of the doors, windows or skylights or down the passageways. Tenant shall at all times keep the doors closed from Tenant’s suite into the Common Areas of the Project except upon prior written approval of Landlord.

36.10  Tenant shall not permit any principal, agent, servant, employee, contractor, visitor or licensee to smoke any tobacco products or any non-tobacco products in the Building. No smoking of any substance will be allowed in the Building at any time. Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is smoking any tobacco or non-tobacco products. If, in Landlord’s judgment, Tenant, or Tenant’s principals, agents, servants, employees, contractors, visitors or licensee continue to smoke after adequate warning continues to smoke any tobacco or non-tobacco product, then Landlord may provide Tenant with a notice of default and give Tenant 30 days to cure or quit the premises.

36.11  Neither Tenant nor any of Tenant’s agents, servants, employees, contractors, visitors or licensees shall at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, chemical or substance except in such small quantities and in original manufacturer’s containers as may reasonably be required for the proper operation and maintenance of Tenant’s office equipment. All quantities of the inflammable, combustible or explosive fluids, chemicals or substances shall be stored as per guidelines set forth on their containers in a safe manner. After use, any hazardous wastes shall be disposed of by certified hazardous waste methods in accordance with the manufacturers’ instructions.

36.12   Landlord shall deliver keys to Tenant upon Tenant’s occupancy. Tenant shall not place any additional locks, bolts or mail slots of any kind upon any of the doors or windows, nor shall Tenant change any existing locks or the mechanism thereof without Landlord’s prior written consent. Upon the termination of the tenancy, Tenant must turn over to Landlord all keys for the Premises or the Project and, in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

36.13   Delivery or removal of any safes, freight, furniture, fixtures, bulky matter or heavy equipment of any description must take place during the hours which Landlord or its agent may reasonably determine from time to time, upon previous notice to the Landlord and in a manner and at times reasonably prescribed by Landlord, and the persons employed by Tenant for such work are subject to Landlord’s reasonable prior approval. Landlord reserves the right to prescribe the weight and position of all safes, or other extra heavy equipment or furniture or improvements so as to distribute the weight or to require reinforcing at the cost of Tenant. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations of this Lease, normal office equipment excluded.

36.14   Tenant shall not occupy or permit any portion of the Premises to be occupied in a way that is not otherwise permitted by and consistent with Article 1.1.8, or is not generally consistent with the character and nature of all other tenancies in the Building.

36.15   Tenant shall not purchase janitorial or maintenance or other like service from any company or persons not approved by Landlord, except that Landlord’s approval shall not be required in connection with any maintenance or other like service that does not affect the structure or other major systems of the Building. Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent, as Landlord in its judgment considers consistent with security and proper operation of the Building.

36.16   Landlord shall have the right to prohibit any advertising or business conducted by Tenant referring to the Building which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a first class office building, and upon notice from Landlord, Tenant shall refrain from or cease such advertising.

36.17   Outside of Business Hours, Landlord reserves the right to exclude from the Building all persons who are not otherwise authorized by Tenant to enter the Premises.

36.18   Tenant’s interior designers and installers of Tenant’s decoration, furniture, carpentry, wall coverings, and window coverings, shall, while in the Building or elsewhere in the Project, be subject to and under the control and direction of the Building manager (but not as agent or servant of said manager or of Landlord).

36.19   If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect by Tenant, its agents, servants, employees, contractors, visitors or licensees, then Landlord shall forthwith at Tenant’s expense cause the same to be exterminated by licensed exterminators to the satisfaction of Landlord and, as necessary, from time to time thereafter.

36.20   Tenant shall make requests for services at and as instructed by the office of the Building.

36.21   Canvassing, soliciting and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

36.22   No air conditioning unit(s) shall be installed or used by Tenant without Landlord’s written consent.

36.23   No hand trucks or dollies, except those equipped with rubber tires and side guards, may be used in any space in the Project, either by Tenant or by jobbers or others. Tenant shall not permit its customers, clients or invitees to wait in the public corridors of the Building. Tenant shall not permit its employees to loiter or smoke in the interior Common Areas.

36.24   Tenant, Tenant’s agents, servants, employees, contractors, licensees or visitors shall not park or stop any vehicles in any driveways, service entrances, or areas posted as “No Parking” or “No Stopping.”

36.25   Landlord shall install and maintain for the Premises, at Landlord’s sole cost and expense, such safety equipment as may be mandated by applicable governmental authority.

36.26   Tenant shall not use the name of the Building for any purpose other than as the address of the Tenant’s business in the Premises, nor shall Tenant use any picture of the Building in its advertising, stationery or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change name of the Building or Project without in any manner being liable to Tenant therefor.

37.	Compliance with Laws. Landlord shall pay the cost of any repairs, capital additions, replacements or take any other actions necessary to cause the Building to comply with governmental laws, statutes or regulations that are in effect, applicable to and enforced with respect to the Building and/or the Premises as of the Commencement Date, including but not limited to American with Disabilities Act (“ADA”). Landlord hereby advises Tenant in accordance with California Civil Code Section 1938 that Landlord has not performed an accessibility compliance inspection of the Building or Premises by a Certified Access Specialist.

38.	Good Faith. Except as otherwise expressly provided in this Lease and except for matters which could adversely affect the structural components of the Building, the Building’s plumbing, HVAC, electrical, life safety or other systems, or the exterior appearance of the Building (in which case Landlord shall have the right to act in its sole and absolute discretion, exercised in good faith), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld or delayed. Whenever the Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Landlord and Tenant shall act reasonably and in good faith and take no action which might result in the frustration of the reasonable expectations of a sophisticated tenant or landlord concerning the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of this 9 day of July, 2015.

LANDLORD		TENANT

Century Park,		Ritter Pharmaceuticals, Inc.
a California Limited Partnership
By:	Held Properties, Inc.
Its:	Management Company

By:	/s/ Joel R. Delman	By:	/s/ Andrew J. Ritter
	Joel R. Delman Its: Director of Leasing		Andrew J. Ritter
		Its:	President

ADDENDUM

This Addendum is attached to and made a part of that certain office lease (this “Lease”) dated July 1, 2015 between Century Park, a California Limited Partnership (“Landlord”) and Ritter Pharmaceuticals, Inc (“Tenant”) relating to the premises (“Premises”) known as Suite 1000 consisting of approximately 2,780 rentable square feet on the Tenth Floor of Building located at 1880 Century Park East, Los Angeles, California. The provisions set forth below shall supersede any inconsistent provisions set forth in the Lease. Except as otherwise provided below, capitalized items used below shall have their respective meaning set forth in the Lease.

39.            Tenant Improvements. Landlord, at its expense, shall modify the Premises using building standard materials and quantities in general accordance with Space Plan dated April 6, 2015 prepared by Pace Design Group, which may be modified by Tenant subject to Landlord’s approval. Landlord will provide Tenant with its choice of building standard paint, carpet and / or vinyl flooring in the entire Premises. In addition Landlord will provide porcelain tile flooring and a transaction counter with stone top in the reception room. Landlord will install clerestory glass in conference room, 24” sidelights adjacent to doorways of offices with hallway frontage and window blinds, on all exterior window offices. Landlord will put matching laminate caps on low wall partitions dividing the “ASST’S” area #1063, on the Space Plan Landlord will provide built-in cabinets in building standard finishes selected by Tenant for all Kitchen cabinets uppers and lowers including, but not limited to, the cabinet and counter tops enclosing the kitchen sink and dishwasher.

Tenant, at Tenant’s cost, may increase the scope of work beyond that of the Space Plan referenced above. Tenant shall be responsible for its telephone and computer cabling in the Premises as well as the purchase of moveable furniture, fixtures and/or equipment (whether or not affixed to the Building. Landlord shall approve the design and construction of all improvements in the Premises prior to the commencement of any construction. Tenant shall use the Building’s contractor for the development, construction and coordination of all tenant Improvements. Landlord shall not receive any supervisory fee related to such improvements in addition to the general contractor’s overhead and profit.

40.            Option to Renew at Prevailing Rate.

(a)            Subject to the conditions set forth in sub-paragraph (c) below, Tenant shall have an option to renew (the “Option to Renew”) the Lease for one five (5) year term (the “Extended Term”).

(b)            The Option to Renew may be exercised only by written notice delivered by Tenant to Landlord with not less than six (6) months nor more than nine (9) months prior written notice indicating its intention to exercise such option to renew. If Tenant fails to exercise in a timely manner the option to renew herein provided, said option to renew shall expire in accordance with the terms set forth herein and have no further force and effect.

(c)            The Option to Renew shall be subject to the following conditions:

(1)	Tenant shall not, at the time of exercise of the Option to Renew, be in material uncured default under the Lease, or Tenant shall not have been in default under the Lease more than three (3) times during the term of the Lease; and

(2)	Tenant shall be in good standing under the Lease. For the purposes of this Option to Renew, “in good standing under the Lease” shall mean that Tenant has complied with all provisions of the Lease, including but not limited to the Rules and Regulations set forth in Section 36, as may be amended from time to time.

(d)            Base Rent and Additional Rent.

(1) The monthly Base Rent during the Extended Term shall be the prevailing Base Rent at that time for similar space then being negotiated by Landlord for lease with renewal or extension tenants in a similar location within the Building.

(2) Rent during the Extended Term shall continue to be subject to adjustment for increases in Recurring Building Operating Costs and Real Estate Taxes, based on a new Base Year that shall be established as the year in which the new five (5) year term commences.

(e)           Tenant’s exercise of said Option to Renew shall not operate to cure any uncured default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the Lease or Tenant’s right to possession of the Premises terminates in any manner whatsoever before Tenant exercises the option to renew herein provided, then immediately upon such termination the Option to Renew herein granted to extend the Lease Term shall simultaneously terminate and shall have no further force and effect.

(f)           Such Option to Renew is personal to Tenant and may not be assigned by Tenant to any subtenant or assignee. Under no circumstances whatsoever shall the assignee of the Lease have any right to exercise the option to extend granted herein.

41.	Beneficial Occupancy. As consideration for Tenant’s full and timely performance of all obligations to be performed by Tenant under this Lease, Landlord hereby conditionally excuses Tenant from the payment of the monthly Base Rent for the first month of the Lease Term, provided Tenant is not in default hereunder. If Tenant shall, at any time during the Lease Term, be in monetary default under this Lease, and such monetary default is not timely cured after notice thereof then the total sum of such Base Rent so conditionally excused shall become immediately due and payable by Tenant to Landlord. If, at the date of expiration of the Lease Term, including any extensions thereof, Tenant is not in default hereunder, Landlord shall waive any payment of such Base Rent so excused.

42.	No Increase in Pro Rata Share of Taxes in Event of Sale. Provided that Tenant is not in default under the terms of this Lease, any increases in real estate taxes resulting from a reassessment due to a sale or change of ownership in the Building during the initial Lease Term shall be excluded from Landlord’s calculation of Tax Costs under Section 4.3. However, should change of ownership or transfer of title occur as a result of a non-voluntary sale or transfer of interest, Landlord may include in its calculation of Tax Costs any increases in real estate taxes resulting therefrom.

43.	Guaranty. Landlord shall not require a personal guaranty as long as Tenant maintains a net worth of at least ten (10) million dollars._ In the event Tenant’s net worth falls below this amount, Tenant will upon demand provide a security deposit equal to six (6) months of the then current Base Rent to Landlord.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of this 9 day of July, 2015.

LANDLORD		TENANT

Century Park,		Ritter Pharmaceuticals, Inc.
a California Limited Partnership
By:	Held Properties, Inc.
Its:	Management Company

		By:	/s/ Andrew J. Ritter
By:	/s/ Joel R. Delman		Andrew J. Ritter
	Joel R. Delman Its: Director of Leasing	Its:	President

EXHIBIT “A”

HELD PROPERITIES, INC., Landlord. 1880 Century Park East, #500, Los Angeles, CA 90067 Phone 310-300-2200